Exhibit 1

ASX Release 2 November 2020 Level 18, 275 Kent Street Sydney, NSW, 2000 Westpac 2020 AGM Notice of Meeting Westpac Banking Corporation (“Westpac”) today provides the attached Westpac 2020 Annual General Meeting (“AGM”) Notice of Meeting. For further information: David Lording Group Head of Media Relations 0419 683 411 Andrew Bowden Head of Investor Relations 0438 284 863 This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

Meeting Notice of 2020 ANNUAL GENERAL MEETING WESTPAC BANKING CORPORATION ABN 33 007 457 141 Fix. Simplify. Perform.

Message from the Chairman Participating in the Westpac 2020 Annual General Meeting Notice of 2020 Annual General Meeting Important voting information Explanatory Notes 2 4 6 8 11 Annual General Meeting Friday, 11 December 2020 10:00am (Sydney Time) To be held online (as a virtual Annual General Meeting) WESTPAC GROUP 2020 NOTICE OF MEETING 1 CONTENTS

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

MESSAGE FROM THE CHAIRMAN



"Westpac has some significant challenges ahead, but with plans underway to get back to our core and a refreshed management team we are confident of completing the turnaround while simplifying and strengthening the company".

John McFarlane, Chairman

Dear Shareholder

I present to you our 2020 Notice of Meeting and hope you will be able to participate in our 2020 Annual General Meeting on 11 December 2020, which will be held online.

While I would prefer to meet you in person, holding our AGM online is consistent with Australian Government advice to protect shareholders from the risk of a significant gathering of people while the COVID-19 pandemic remains in the community.

I encourage shareholders to read this Notice of Meeting, which includes the resolutions, an explanation of each, and the recommendations of the Board. The notes explain each resolution while further detail on our strategy, performance and progress is in our Annual Report, including in the reports from myself and the Chief Executive Officer.

It goes without saying this has been a very challenging year for Australia. No one has been immune to the widespread effects of measures to bring the pandemic under control, which followed so quickly after the catastrophic summer bushfires.

While we have done our utmost to protect customers through these difficult times, this - coupled with major regulatory issues faced by Westpac - has contributed significantly to reducing the company's profitability, share price and dividend payment.

Not paying a first half dividend was a particularly difficult decision for the Board. We know some shareholders rely heavily on dividends and that given the environment this has placed even more pressure on self-funded retirees. We have determined a final dividend of 31 cents per share which is the maximum dividend per share consistent with APRA's guidance and expectations. We recognise the importance of working quickly to put ourselves into a consistent dividend paying position each half.

I know that many people - including shareholders, customers, employees and the community - have been angered and saddened by the serious and deeply regrettable compliance shortcomings at the centre of civil proceedings brought by AUSTRAC.

I too was surprised and disappointed to see Westpac, a company with an enviable history and strong values, suffer such a fall from grace. Our shareholders - and the community more broadly - deserve better. It was for this reason I agreed to take on the role of Chairman and help drive the much-needed changes in the company: to get back to our core businesses, to restore performance and value, to remain well-capitalised, and to embed effective risk management.

Having led equivalent turnarounds at a number of other financial institutions, I became quickly aware of the company's strengths and issues from the outset, and have put in place a strong management team led by our new Chief Executive Officer Peter King, who, in turn, has set out a comprehensive program to bring us back to full strength. This will take some time, but we are already seeing progress. progress. Given the size of the task, I am pleased we have updated Peter's contract with no fixed tenure and twelve months' notice, replacing the two-year term in his initial agreement.

I have also made changes to the Board, its Committees and the conduct of meetings, which will strengthen the Board, its processes and its effectiveness in governing the company.

2 WESTPAC GROUP 2020 NOTICE OF MEETING

I do not underestimate the size of the task but under the leadership of Peter King, and the refreshed Executive team, we are confident of completing the turnaround while simplifying and strengthening the organisation. Significant change has already taken place. The Group has a new purpose, a new strategy and over half of the Executive team has now changed. At the same time, we have conducted thorough reviews of our culture, risk management and processes and have actions in place to get things done. Fortunately, there is much good we can build on and I have been encouraged by our strong brands and high quality people. The management and staff at Westpac are keen and committed to doing the right thing and have a supportive and helping mindset. The way our people rallied behind customers through the devastating bushfires and storms early in the year along with how we have helped individuals and businesses through this pandemic are real strengths of which we can be proud. Turning to the AGM, as your new Chairman, I come to you objectively with no historic ties, and I am confident the Board’s recommendations are right for your company. There are no material changes being presented to shareholders at this AGM including on executive remuneration. The main items for consideration are the resolutions on remuneration, CEO equity grants and the election of Directors. The significant decision on remuneration this year has been to ensure there has been appropriate accountability for the AUSTRAC matters. The Board commissioned a management accountability assessment which supported the outcomes applied. In summary, remuneration consequences were applied to 38 current and former employees that were identified as being accountable or responsible for the failures, either individually and/or collectively. In aggregate, the amount of remuneration consequences applied was $20.1 million1. This included cancelling all short term variable reward for the Group Executive team in the 2020 financial year and, in some instances, adjusting prior year awards that had yet to vest. Other non-remuneration consequences were also applied. We recognise the seriousness of the AUSTRAC matters and deeply regret and apologise sincerely for what has occurred. Having agreed with AUSTRAC to resolve the proceedings, our focus is now on looking forward, strengthening our capability in financial crime and continuing our detailed remediation plan. A number of Directors are standing for election at this year’s AGM, including myself. Alison Deans will retire from the Board at the conclusion of the AGM. Alison has been a strong asset to the Board, including chairing the Board Technology Committee. Peter Nash is seeking re-election. He is Chair of the Board Audit Committee as well as the Board Legal, Regulatory & Compliance Committee and is making a strong contribution, particularly in these areas. Two new Directors – Chris Lynch and Michael Hawker – are also standing for election. Both directors bring significant gravitas and experience and have been recommended by the Board for election. As we continue with Board renewal we are progressing additional appointments who will bring additional skills, experience and diversity to the Board. Two other individuals submitted nominations for the Board in accordance with the Corporations Act, as detailed later in this Notice of Meeting. After consideration by the Board Nominations & Governance Committee and the Board, neither were recommended for election. I respect anyone who is prepared to help stand-up and seek to make a difference, and given what Westpac has faced this year, I fully understand why they might have nominated. While we do not think these candidates are right for your Board, I would like to personally thank them for putting forward their nomination. We have been working hard to make it as easy as possible to participate in our online AGM. Detail on how the AGM will operate is in this document. I appreciate your understanding in working with these new arrangements and look forward to your participation. I sincerely appreciate your ongoing support, particularly in light of events over the year. Looking ahead, as we enter another challenging period, for both Westpac and for the sector, I do ask for your continued support as we work through these times and continue to make changes to get this company back to its rightful place. Yours sincerely, John McFarlane Chairman 2 November 2020 1 This includes the forfeiture of unvested short and long term variable reward for the former CEO as well as a range of downward remuneration adjustments, in part or in full, to current and former executives and employees. Equity-based awards were valued using the five day volume weighted average price of Westpac shares up to and including the date of receipt of AUSTRAC’s Statement of Claim on 20 November 2019 ($26.20) and applying a 50% discount for long term variable reward subject to performance conditions. The cancellation of 2020 short term variable reward for the CEO and Group Executives was valued at 50% of target opportunity at 2 April 2020. WESTPAC GROUP 2020 NOTICE OF MEETING 3

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

Participating in the Westpac 2020 AGM

All Westpac shareholders have the opportunity to participate in the Annual General Meeting of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) (2020 AGM), including having the ability to view proceedings, ask questions and vote (subject to the voting exclusions).

For the purposes of the 2020 AGM, a person will be considered a shareholder if they were registered as the holder of those shares at 7:00pm (Sydney time) on Wednesday, 9 December 2020. Share transfers registered after that time will be disregarded in determining voting entitlements.

How to participate in the 2020 AGM

There are three ways shareholders (and their proxies, corporate representatives and attorneys) may participate in the 2020 AGM. Further details on these options are detailed below. Copies of the Chairman's and CEO's speeches will be available on the ASX just prior to the commencement of the AGM and can also be obtained on the Westpac website at **westpac.com.au/AGM**. The 2020 AGM will also be recorded and made available on Westpac's website shortly after the event.

Live online

Via the AGM Online Platform, (details below) which enables attendees to watch and listen to the 2020 AGM live, view slides and proxy results and, for those that are entitled to do so, ask questions online and vote.

Teleconference

By using the teleconference (details on page 5) to dial in which enables attendees to listen to the 2020 AGM live and, for those that are entitled to do so, ask questions.

Watch the webcast

By logging on to the Westpac AGM website at **westpac.com.au/AGM**, which enables attendees to watch and listen to the 2020 AGM live and view slides and proxy results. This option is for viewing only and there is no ability to ask questions or vote.

https://agmlive.link/WBC20

4 **WESTPAC GROUP** 2020 NOTICE OF MEETING

Participate Live Online To participate live online, shareholders (and their proxies, corporate representative and attorneys) may connect to the AGM Online Platform on the day of the meeting by following these steps: — enter https://agmlive.link/WBC20 into a web browser on your computer or mobile device; — input your Shareholder Reference Number (SRN) or Holder Identification Number (HIN) to verify your shareholding, which is set out on your most recent holding statement or can be requested in advance from Link Market Services on 1800 804 255 (Australia), 0800 002 727 (New Zealand) or +61 1800 804 255 (International); and — for proxies, use your proxy code to verify your appointment, which Link Market Services will provide by email no later than 48 hours prior to the 2020 AGM. Further information on how to use the AGM Online Platform (including how to vote and ask a question) is available in the Online Platform Guide which is available at westpac.com.au/AGM. Technical assistance will be available on the day of the meeting, and details of how to access this assistance are included in the Online Platform Guide. Online registration will open at 9:00am (Sydney Time) on Friday, 11 December 2020 (one hour before the meeting) and we recommend logging into, or accessing, the AGM Online Platform before the scheduled start time using the instructions above. Watch the Webcast The meeting will be webcast live on the Westpac website at westpac.com.au/AGM. As the webcast is ‘view only’, you will not be able to vote or ask a question but can do so in the ways described in this Notice of Meeting. How to ask questions Shareholders can ask questions on the day of the AGM through the AGM Online Platform or via the teleconference once they have been verified. Shareholders are encouraged to lodge questions in advance of the meeting. Questions can be lodged online from 2 November 2020 at vote.linkmarketservices.com/WBC. To log in you must enter your SRN/HIN and your postcode or select ‘Outside Australia’. You can also submit a question in the same manner as the Voting Form (see ‘How to Vote’ section below). A Question Form can be accessed and downloaded for completion at westpac.com.au/AGM. Questions submitted in advance must be received by Westpac’s Share Registry, Link Market Services, by 5:00pm (Sydney time) on Thursday, 3 December 2020. The Chairman will consider questions received in advance when preparing his AGM address. The 2020 AGM is an important forum for the Board, Executive team and shareholders and so we will: — provide shareholders with a reasonable opportunity to ask questions during the meeting through the AGM Online Platform and teleconference. The Chairman and the CEO will generally answer questions, however, some questions may be referred to Westpac’s Auditor or to another member of the Board or senior executive. If appropriate, a response may otherwise be provided as soon as possible after the meeting; — inform shareholders of the proxy position on each Item and the manner in which the Chairman of the AGM will vote available proxies; and — provide accessibility options to participate in the 2020 AGM by having a sign language interpreter present at the meeting who will be visible on the AGM Online Platform and the webcast. Participate by Teleconference Shareholders (and their proxies, corporate representative and attorneys) can dial into the meeting, listen to the 2020 AGM live and ask questions. A telephone moderator will be available to notify those dialling in when they may ask questions. You must provide your SRN/HIN and proxies must provide their proxy code and PIN, to verify your shareholding or appointment as proxy when dialling in. Participants will also require a unique shareholder PIN to participate in the teleconference, which can be requested from Link Market Services on 1800 804 255 (Australia), 0800 002 727 (New Zealand) or +61 1800 804 255 (International) before 5:00pm (Sydney time) on 9 December 2020. The teleconference line will open at 9:00am (Sydney time) on the day of the 2020 AGM. So that all shareholders have an opportunity to participate, we ask that shareholders: — do not repeat questions already asked to allow as many shareholders as possible the opportunity to ask questions; and — keep questions to matters being considered at the meeting and which are relevant to shareholders as a whole. We are not able to discuss personal banking matters at the meeting. Dial in numbers: Australia New Zealand International Toll Free: 1800 572 288 Toll Free: 0800 448 986 Toll Free: +61 1800 572 288 WESTPAC GROUP 2020 NOTICE OF MEETING 5

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

Notice of 2020 Annual General Meeting

The Annual General Meeting of Westpac Banking Corporation (ABN 33 007 457 141) (Westpac) will be held at 10:00am (Sydney time) on Friday, 11 December 2020 as a virtual meeting.

Due to the changing risks from the COVID-19 pandemic, the Board has decided in the interests of the health and safety of shareholders, employees and other stakeholders, that there will not be a meeting where shareholders can physically attend in person this year. Registration will be online and will commence at 9:00am (Sydney time) for those accessing the AGM Online Platform.

The health of Westpac's shareholders, employees and the wider community is of paramount importance. Given the uncertainty and potential health risks created by the COVID-19 pandemic, and the resulting Government restrictions and recommendations against travel and physical gatherings, Westpac has made some changes to the way the 2020 AGM will be conducted to facilitate the continued engagement with shareholders.

Shareholders and their proxies, corporate representatives and attorneys can participate in the 2020 AGM through the AGM Online Platform or via webcast or teleconference.

The AGM Online Platform will include the ability to view proceedings, and, for those who are entitled to do so, the ability to ask questions and to vote. There will also be a teleconference and webcast available, and shareholders will also have the opportunity to submit their votes or questions in advance. Further details for how you can participate in the 2020 AGM are set out in this Notice of Meeting.

Due to the ongoing uncertainty of the COVID-19 pandemic, Westpac may be required to make changes to the arrangements for the meeting at short notice (for example if further restrictions on movements are imposed). Westpac will keep shareholders informed if this becomes necessary and details will be made available at westpac.com.au/AGM with any changes also notified by an ASX release.

We are keen for as many shareholders as possible to participate in the meeting. Technical assistance will be available on the day of the meeting by calling 1800 804 255 (Australia), 0800 002 727 (New Zealand) or +61 1800 804 255 (International).

6 **WESTPAC GROUP** 2020 NOTICE OF MEETING

Items of business 1. Financial Reports To receive and consider the Financial Report, the Directors’ Report and the Auditor’s Report for the year ended 30 September 2020. 5. Election of Directors (Not Recommended by the Board) To elect: (a) Noel Davis who nominates himself as a Director for election, in accordance with the Westpac Constitution. (b) Paul Whitehead who nominates himself as a Director for election, in accordance with the Westpac Constitution. Subject to being elected, the appointment of Mr Davis and/or Mr Whitehead as Directors would only take effect upon the individual being formally registered with the Australian Prudential Regulation Authority (APRA) as an accountable person under the Banking Act 1959 (Cth). 2. Grant of Equity to Managing Director and Chief Executive Officer To approve the grant of: — performance share rights under the Long Term Variable Reward (LTVR) Plan in respect of the 2020 financial year; and — performance share rights under the LTVR Plan in respect of the 2021 financial year, to the Managing Director and Chief Executive Officer, Peter King, in accordance with the relevant Plan rules and on the terms summarised in the Explanatory Notes in this Notice of Meeting. Approval is being sought for all purposes, including ASX Listing Rule 10.14 and sections 200B and 200E of the Corporations Act 2001 (Cth) (Corporations Act). By order of the Board of Directors 3. Remuneration Report To adopt the Remuneration Report for the year ended 30 September 2020. Timothy Hartin Company Secretary 2 November 2020 4. Re-election and election of Directors (Recommended by the Board) (a) To re-elect Peter Nash as a Director. (b) To elect John McFarlane as a Director. (c) To elect Christopher (Chris) Lynch as a Director. (d) To elect Michael Hawker as a Director. WESTPAC GROUP 2020 NOTICE OF MEETING 7

MESSAGE FROM THE CHAIRMAN PARTICIPATING IN THE AGM NOTICE OF 2020 AGM IMPORTANT VOTING INFORMATION EXPLANATORY NOTES confirmation to the holder that the Westpac’s Group Executive, and this definition is not an associate of a person excluded Report. The Corporations Act restricts KMP and In addition, for Item 2, Westpac will disregard Voting Form. 8 WESTPAC GROUP 2020 NOTICE OF MEETING Important voting information Key Management Personnel (KMP) are subject — a holder acting solely in a nominee, trustee, to voting restrictions on resolutions relating to custodial or other fiduciary capacity on behalf remuneration.of the beneficiary provided that: KMP include members of the Board and • the beneficiary provides written (and a list of KMP) is in Westpac’s 2020 Annualbeneficiary is not excluded from voting, and their closely related parties from voting in certainfrom voting, on the resolution; and circumstances on such resolutions. A closely• the holder votes on the resolution in related party includes a spouse, dependants, and accordance with directions given by the certain other close family members, as well as beneficiary to the holder to vote in that way. any companies controlled by the KMP. Voting exclusions apply to the following Items:any votes cast in favour of this Item by Mr King and any associate of Mr King in accordance with the Listing Rules. Westpac will not disregard a vote cast by Mr King or any associate of Mr King as proxy or attorney for a person who is entitled to vote in accordance with the directions on the Westpac will disregard any votes cast on Item 3, in any capacity, by or on behalf of a member of the KMP or their closely related parties. Westpac will also disregard any votes cast on Items 2 and 3 as proxy or attorney by any member of the KMP or that KMP's closely related parties. The exception to this exclusion is where a KMP (or related party) is: — a proxy or attorney for a person entitled to vote on the Item, and that person has directed the KMP or their closely related party (as proxy or attorney) how to vote on the Item on the Voting Form; — the Chairman of the AGM, as proxy or attorney for a person entitled to vote on the Item, in accordance with an express authority on the Voting Form to vote undirected proxies as the Chairman sees fit even if the resolution is connected directly or indirectly with the remuneration of a member of the KMP; or ITEM RESOLUTION 2 Grant of Equity to the Managing Director and Chief Executive Officer 3 Remuneration Report

How to vote There are three ways Use the AGM Online Platform to vote during the meeting to vote at the 2020 AGM Appoint a proxy Shareholders can appoint up to two proxies to participate in the 2020 AGM on their behalf, and vote in accordance with their instructions on the Voting Form. A proxy need not be a shareholder of Westpac. Where two proxies are appointed, each proxy can represent a specific proportion or number of shares. If no number or proportion is specified, each proxy will represent half the shareholder’s votes. If a proxy is instructed to abstain from voting on an Item, they must not vote on the shareholder’s behalf. Any vote cast will not be counted. If you appoint a proxy (other than the Chairman of the AGM) and direct them how to vote, the Chairman of the AGM must cast those proxy votes on your behalf if your proxy does not do so. If you appoint the Chairman of the AGM as your proxy (or if he is appointed by default), and no direction is provided, you are authorising the Chairman to exercise your proxy as the Chairman sees fit. This includes in relation to Items 2 and 3 even though those items are connected directly or indirectly with the remuneration of a member of Westpac's KMP. If you wish to appoint the Chairman of the AGM as proxy and direct them how to vote on an Item, you must complete the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. Otherwise, the Chairman of the AGM intends to vote all available proxies in favour of all Items except Item 5. If you appoint a Director (other than the Chairman) or another member of Westpac’s KMP or their closely related parties as your proxy, you must specify how they should vote on Items 2 and 3 by completing the ‘For’, ‘Against’ or ‘Abstain’ boxes on the Voting Form. If you do not, your proxy will not be able to exercise your vote for those Items. You can log in to the AGM Online Platform by following the instructions in the section titled ‘Participating in the Westpac 2020 AGM’. The Chairman of the meeting intends to open voting shortly after the commencement of the meeting at 10:00am (Sydney time) on 11 December 2020. Those entitled to vote may do so via the AGM Online Platform any time after the Chairman opens the voting and up until 15 minutes after the meeting has concluded. The AGM Online Platform provides details of how to vote with further information provided in the Online Platform Guide available at westpac.com.au/AGM. Submit a direct vote prior to the 2020 AGM A direct vote can be lodged online or by completing the direct voting section of the Voting Form and returning it in accordance with the instructions set out on page 10. Given changes to Australia Post’s services which may see mail take longer to arrive as a result of the COVID-19 pandemic, we suggest that you allow additional time if you decide to send your completed Voting Form by post. For a vote to be counted, you must complete the voting directions for each Item by marking ‘For’, ‘Against’ or ‘Abstain’. Votes will only be valid for Items marked and no vote will be counted for Items left blank. However, if the Voting Form is left blank for all Items, the Chairman of the AGM will be deemed to be your appointed proxy for all Items. By submitting a direct vote, you agree to be bound by the direct voting rules adopted by the Board. The direct voting rules are available on the Westpac website at westpac.com.au/AGM. Further instructions on direct voting are available on the front of the Voting Form. A Voting Form can be accessed and downloaded for completion at westpac.com.au/AGM. WESTPAC GROUP 2020 NOTICE OF MEETING 9

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

How to vote (continued)

Shareholders are encouraged to direct their proxies on how to vote. If a proxy is not directed, the proxy may abstain or vote as they see fit (subject to any voting exclusions). Should any new Items be proposed at the meeting, a proxy may vote on such Items as they see fit.

If you wish to appoint a proxy, a completed Voting Form (and any power of attorney or other authority under which it is signed) must be received by Link Market Services no later than 10:00am (Sydney time) on 9 December 2020. Any Voting Form received after this time will not be valid. A Voting Form can be accessed and downloaded for completion at **westpac.com.au/AGM**.

Further instructions on appointing proxies are available on the front of the Voting Form or online at **vote.linkmarketservices.com/WBC**.

Submit a Voting Form

Voting Forms can be submitted in the following ways:

Online – at **vote.linkmarketservices.com/WBC**. Follow the prompts and have your SRN or HIN available. You may also scan the QR code on the front of the Voting Form with an appropriate device. You will need your SRN or HIN and the postcode for your shareholding.

Email – scan and email a completed Voting Form to **vote@linkmarketservices.com.au**.

By post or facsimile – completed Voting Forms may be posted to Link Market Services Limited, Locked Bag A6015, Sydney South NSW 1235 or sent by facsimile to (+61 2) 9287 0309.

All Voting Forms must be received (either online, by email, by post or fax) by 10:00am (Sydney time) on Wednesday, 9 December 2020.

Corporate representatives

A corporation which is a shareholder, or which has been appointed as a proxy, may appoint an individual to act as a representative to vote at the meeting. The appointment must comply with section 250D of the Corporations Act. The representative should lodge their properly executed letter or other document confirming their authority to act as the company's representative with their Certificate of Appointment of Corporate Representative form by post to Link Market Services at the postal address shown opposite. A Certificate of Appointment of Corporate Representative form may be obtained from Link Market Services or online at **www.linkmarketservices.com.au** and must be received by Link Market Services by 10:00am (Sydney time) on Wednesday, 9 December 2020.

Attorney

A shareholder entitled to participate and vote at the 2020 AGM is entitled to appoint an attorney to participate and vote at the meeting on the shareholder's behalf. An attorney need not be a shareholder of Westpac. The power of attorney appointing the attorney must be duly signed and specify the name of each of the shareholder and the attorney, and specify the meetings at which the appointment may be used.

To be effective, a copy of the power of attorney, certified as a true copy by statutory declaration, must also be received by Link Market Services by 10:00am (Sydney time) on Wednesday, 9 December 2020 at the postal address shown opposite.

Voting by poll

Voting on all Items at the 2020 AGM will be conducted by poll and details will be provided at the meeting.

10 WESTPAC GROUP 2020 NOTICE OF MEETING

Explanatory Notes Item 1 Financial Specifically, it is proposed that the 2020 and 2021 LTVR awards be allocated in the form of performance share rights. If certain conditions (including a performance hurdle) are met over a four-year performance period, the performance share rights will vest as set out in the LTVR Plan rules (outlined below). The Board also has the ability to adjust the number of performance share rights downwards (including to zero) in the event of misconduct resulting in significant financial and/or reputational impact to the Group and in other circumstances considered appropriate. Mr King’s 2020 target remuneration package on appointment as CEO on 2 April 2020 was determined as follows: (a) fixed remuneration of $2,400,000; (b) short term variable reward (STVR) of $2,400,000 (noting that 2020 STVR was cancelled in April 2020 for the CEO and the Group Executives to demonstrate collective accountability for the financial crime outcomes in Westpac’s businesses that led to the AUSTRAC proceedings); and (c) an annual long term incentive with a face value of $3,200,000. To increase the alignment of the CEO’s long term interests with those of shareholders, the Board believes the CEO should maintain a substantial shareholding in Westpac and receive part of his remuneration in the form of equity that vests if certain conditions are met. Further details of Mr King’s remuneration arrangements are in the Remuneration Report in Westpac’s 2020 Annual Report, which is available at www.westpac.com.au/investorcentre. Reports Item 2 Grant of Equity to Managing Director and Chief Executive Officer The grant of performance hurdled equity will occur in two parts and will be structured as follows: — Performance share rights granted under the LTVR Plan in respect of the 2020 financial year (2020) and Mr King’s permanent appointment to the CEO role on 2 April 2020; and — Performance share rights granted under the LTVR Plan in respect to the 2021 financial year (2021) that will form part of Mr King’s 2021 financial year remuneration. The grant of performance hurdled equity is consistent with Mr King’s employment agreement and the LTVR Plan, the terms of which have each been set by the Board. The Board believes it is appropriate to proceed with granting performance hurdled equity to support long term shareholder returns and value creation. 1. Reason for requesting shareholder approval ASX Listing Rule 10.14.1 requires shareholder approval for the issue of securities to a Director under an employee incentive scheme. Under the LTVR Plan, the Board decides whether shares to satisfy any vested LTVR awards will be acquired on-market or be issued by Westpac. WESTPAC GROUP 2020 NOTICE OF MEETING 11 Shareholders are asked to vote on the grant of equity to the CEO, Peter King, that will form part of his current and potential future remuneration arrangements. This Item relates to Westpac’s Financial Report, Directors’ Report and Auditor’s Report (the Reports) for the year ended 30 September 2020. This Item does not require a formal resolution and so no vote will be held. Shareholders may ask questions on the Reports. The Reports are in Westpac’s 2020 Annual Report and can be accessed on our website at www.westpac.com.au/investorcentre.

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

Explanatory Notes (continued)

While it is currently intended that shares will be acquired on-market, shareholder approval is being sought in order to preserve flexibility to issue shares under the LTVR Plan in satisfaction of the CEO's entitlement in the event that the award vests at the end of the performance period.

This resolution is not seeking approval for the total remuneration of the CEO, rather it relates to the issue of securities to the CEO (as a Director) under the LTVR Plan, which is one component of his total remuneration.

If shareholder approval is not obtained, the Board will consider alternative approaches to rewarding Mr King should the performance hurdles under the LTVR Plan be achieved. This may include purchasing shares on-market or paying him a cash equivalent.

Shareholder approval is also being sought for the purposes of sections 200B and 200E of the Corporations Act for termination benefits that may be given to Mr King in connection with the deferred LTVR awards covered by Item 2.

If approved, Mr King will be entitled to receive benefits arising through this award on termination of employment (subject to various conditions), in addition to any other termination benefits that may be provided to him, without further shareholder approval. It is intended that this approval will remain valid during the life of equity granted to Mr King in relation to Item 2.

2. Terms of the LTVR Plan

Consistent with our remuneration strategy, the terms of the LTVR Plan have been designed to:

- align Mr King's accountability and remuneration with the long term interests of shareholders by rewarding the delivery of sustained Group performance over the long term;
- place a significant proportion of Mr King's remuneration 'at-risk' because vesting is subject to the achievement of a performance hurdle, a service condition and adjustment; and
- ensure Mr King's remuneration is competitive and aligned with market remuneration in the financial services industry.

TERMS OF THE LTVR PLAN	
Quantum of award	Each year, Westpac may grant performance share rights to Mr King under the LTVR Plan. As Mr King was appointed Managing Director and CEO effective 2 April 2020 (having been in the CEO role on an acting basis since 2 December 2019), the Board has deferred granting additional 2020 LTVR to Mr King until shareholder approval has been obtained. Shareholder approval is now being sought for the additional 2020 and 2021 LTVR awards. In line with Mr King's 2020 target remuneration package on appointment as CEO, the Board has determined that he will receive an additional 2020 LTVR award, comprising a maximum grant of 12,391 performance share rights under the LTVR Plan to the value of $200,000. The Board has also determined that Mr King will receive a 2021 LTVR award comprising a maximum grant of 187,134 performance share rights under the LTVR Plan to the value of $3,200,000. Subject to meeting the performance hurdle and other vesting criteria described below, the maximum number of ordinary shares to be issued to Mr King under his 2020 LTVR award is 12,391 at a deemed issue price of $16.14 per performance share right. The maximum number of ordinary shares to be issued under the 2021 LTVR award is 187,134, at a deemed issue price of $17.10 per performance share right. The performance share rights to be granted to Mr King will be offered at nil cost to him. The number of performance share rights to be granted to Mr King was determined by dividing the dollar value of the 2020 and 2021 LTVR awards by the respective market price (being the volume weighted average market price of Westpac's ordinary shares, as traded on the ASX in the five trading days up to and including 1 April 2020 for the 2020 LTVR award and 30 September 2020 for the 2021 LTVR award).

12 WESTPAC GROUP 2020 NOTICE OF MEETING

WESTPAC GROUP 2020 NOTICE OF MEETING 13 TERMS OF THE LTVR PLAN (CONTINUED) Performance hurdle Under the LTVR Plan, the performance hurdle must be satisfied before performance share rights can vest, except in limited circumstances (refer to the Board discretion described below and the cessation of employment section below). There is no re-testing. The LTVR award will vest after four years (starting on the day after the day on which the Board determined the CEO’s LTVR award) subject to a relative Total Shareholder Return (TSR) performance hurdle and subject to overriding discretion where deemed appropriate by the Board. 2020 LTVR The relative TSR performance hurdle for the 2020 LTVR measures Westpac’s TSR against a composite TSR index comprising ten of the top Australian financial services companies (other than Westpac). Fifty percent of the composite TSR index is weighted to the three other major banks and fifty percent is weighted to the remaining seven financial services companies. The composite TSR index is calculated by multiplying each peer company’s TSR for the four-year performance period by its respective weighting. The ten results are then added together to form the index. Westpac’s TSR for the four-year period is then compared to the composite TSR index. The vesting schedule is outlined below with vesting to occur on a straight line basis between 50% and 100%: 2021 LTVR The relative TSR performance hurdle for the 2021 LTVR measures Westpac’s TSR against eight Australian financial services companies using a percentile ranking vesting schedule as outlined below. Forfeiture If, in the Board’s opinion, Mr King has acted fraudulently or dishonestly, or is in material breach of his obligations, the Board may determine that his unvested performance share rights will be forfeited. The Board may, in certain circumstances, also adjust the number of unvested performance share rights downwards, or to zero, in which case they will be forfeited. This may occur in order to respond to significant misconduct by Mr King which may result in significant financial and/or reputational impact to Westpac. WESTPAC’S TSR PERFORMANCE INDICATIVE VESTING PERCENTAGE At the 75th percentile or higher 100% Between the median and the 75th percentile Pro-rata vesting between 50% and 100% Below the median 0% WESTPAC’S TSR PERFORMANCE INDICATIVE VESTING PERCENTAGE Composite TSR index exceeded by 21.55 or more (i.e. 5% compound annual growth in TSR over the four-year period) 100% Equal to composite TSR index 50% Below composite TSR index 0%

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

Explanatory Notes (continued)

TERMS OF THE LTVR PLAN (CONTINUED)	
Clawback	At the discretion of the Board, clawback will apply to vested equity awards for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal or the Board considers at its discretion would have justified dismissal or where otherwise required by law. Clawback applies to performance periods commencing on or after 1 October 2019 to strengthen the management of employee conduct and application of remuneration consequences.
Cessation of employment	Subject to the Board's discretion, all unvested performance share rights will be forfeited when Mr King's employment with Westpac ceases, except where the cessation of his employment: — is due to his retirement; — is due to his death, or total and permanent disablement; or — occurs in certain circumstances (such as a change of control where certain other conditions are met). Unvested performance share rights held by Mr King will vest if his employment ceases for any of the above reasons unless the unvested performance share rights are prevented from vesting by law.

3. Termination benefits

Early vesting of Mr King's LTVR awards in the circumstances outlined above may amount to the giving of a termination benefit.

The Board also has discretion in relation to performance share rights where Mr King ceases employment under certain circumstances that do not involve serious misconduct and where early vesting of performance share rights is not otherwise prohibited by law. This discretion enables the Board to vest or leave the performance share rights on foot, subject to the performance hurdles.

The Board may determine to exercise this discretion in relation to awards in circumstances where Mr King's employment ceases without fault on his part. In determining whether to exercise discretion, the Board will take into account all relevant circumstances, which may include Mr King's (and Westpac's) performance against applicable performance hurdles at the date of cessation, as well as Mr King's individual performance and the period that has passed from the date of grant to the date of cessation.

The value of termination benefits that may be given to Mr King as a result of early vesting of any of his awards or the exercise of the Board's discretion that his performance share rights will not lapse, cannot be determined in advance. This is because, in addition to the factors listed above, the value at the date of cessation of employment will also depend upon:

— the number of securities initially granted as part of the LTVR awards;

— the date when, and the circumstances in which, employment ceases;

— Westpac's share price at the relevant date of vesting; and

— the number of unvested securities held at the time of cessation.

4. Further information

(a) Since his appointment as Managing Director and Chief Executive Officer, Mr King has not been issued securities under the LTVR Plan.

(b) No loans are, or will be, granted to Mr King in connection with the LTVR Plan.

(c) Performance share rights granted to Mr King under the LTVR Plan will be published each year in Westpac's Annual Report. The Annual Report will note that approval for issue of those securities was obtained under ASX Listing Rule 10.14.

(d) Other than Mr King, there are no other Directors and no other associates of Directors who are presently entitled to participate in the LTVR Plan, and no additional Director who becomes entitled to participate in the LTVR Plan will participate until approval is obtained under ASX Listing Rule 10.14.

(e) Mr King is not permitted to trade in securities received under the LTVR Plan until they have vested. After vesting, trading must comply with the Westpac Group's Securities Trading Policy.

(f) Performance share rights do not receive dividends and do not have voting rights.

14 **WESTPAC GROUP** 2020 NOTICE OF MEETING

(g) If shareholder approval is obtained, the grant of awards will be approved for the purposes of all applicable requirements, including sections 200B and 200E of the Corporations Act and ASX Listing Rule 10.14. (h) Westpac will grant the performance share rights in December 2020 and, in any event, no later than three years after the AGM. Further information on the LTVR Plan and details of Mr King’s 2020 remuneration arrangements are available in the Remuneration Report in Westpac’s 2020 Annual Report. A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting. — LTVR to align executive accountability and remuneration with the long term interests of shareholders by rewarding the delivery of sustained Group performance. Non-executive Director remuneration is designed to attract and retain experienced, qualified Board directors and provide appropriate remuneration for their time and expertise. Non-executive Director remuneration for Board membership comprises cash fees and superannuation. Additional fees are paid to Non-executive Directors for membership on certain Board Committees, subsidiary boards, or advisory boards. Response to the second strike At the 2019 AGM, 35.9% of shareholder votes were cast against the 2019 Remuneration Report, resulting in a strike for a second year in a row. This was a disappointing outcome for the Board, particularly in light of the changes made in response to the first strike against the 2018 Remuneration Report. These included reducing total target remuneration by 23% for the former CEO and 12.5% for Group Executives for 2020 to reflect changes in the LTVR allocation methodology, as well as applying downward remuneration adjustments in light of material risk and compliance matters. In addition, the CEO’s 2019 STVR outcome was zero as was the case for the former Chief Executive, BT Financial Group and the former Chief Executive, Consumer. Non-executive Director base fees for 2019 were reduced by 20% as a one-off measure. While most shareholders voted in favour of the report, feedback received from shareholders in relation to the 2019 Remuneration Report included: — discontent with the AUSTRAC Statement of Claim; — negative sentiment following the reduction in dividends in 2019 and overall poor Group performance, including significant remediation provisions for 2019; and — a lack of support for 2019 STVR outcomes. During the year, the Group continued its consultation with shareholders and shareholder advisory groups to better understand shareholder views and to act on their feedback. This feedback has informed the decisions we have made on remuneration outcomes throughout the year. Item 3 Remuneration Report Strategy and 2020 framework Westpac’s remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering sustained long term results for shareholders. The remuneration strategy is supported by the reward framework set out in section 2 of the 2020 Remuneration Report. The CEO and Group Executives are rewarded based on a total reward framework comprising: — Fixed remuneration to attract and retain high quality executives through market competitive and fair remuneration. — Short term variable reward (STVR) to ensure a portion of remuneration is variable and at-risk, linked to the delivery of agreed plan targets that support Westpac’s strategic priorities, noting that outcomes may fall below target or exceed the target amount when exceptional performance is achieved. WESTPAC GROUP 2020 NOTICE OF MEETING 15 Shareholders are asked to adopt Westpac’s Remuneration Report for the year ended 30 September 2020. This report is included in Westpac’s 2020 Annual Report and is available at www.westpac.com.au/investorcentre. The Board (other than Mr King) unanimously recommends shareholders vote in favour of Item 2. The Chairman of the AGM intends to vote all available proxies in favour of this Item.

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

Explanatory Notes (continued)

2020 Remuneration outcomes

This year's remuneration decisions, and the discretion applied by the Board in determining these results, reflect performance and risk outcomes along with the outcomes experienced by our stakeholders and feedback from the second strike against the 2019 Remuneration Report.

In summary, key remuneration outcomes for 2020 include:

- Reductions in the value of 2020 LTVR opportunities for the CEO and Group Executives, reflecting the change in allocation methodology from fair value to face value when determining the quantum of performance share rights;
- The new CEO's total target remuneration is 10.7% lower than his predecessor, whose total target remuneration was reduced by 23% in October 2019;
- The cancellation of 2020 STVR for the CEO and Group Executives, to demonstrate collective accountability for the financial crime outcomes in Westpac's businesses that led to the AUSTRAC proceedings;
- Additional remuneration consequences were applied to four Group Executives, including current and former executives, for the AUSTRAC matters, in addition to a range of other remuneration consequences for other current and former employees;
- The 2020 variable reward pool for the Group was reduced by $139 million from the prior year, noting the 2019 pool was also significantly reduced;
- 2020 STVR for General Managers was cancelled in light of performance and a challenging environment created by COVID-19; and
- The 2017 LTVR lapsed in full for the fifth consecutive year.

Total remuneration awarded and realised by KMP in 2020 is outlined in section 3 of the 2020 Remuneration Report.

Total remuneration calculated in accordance with the Australian Accounting Standards is provided at section 7 of the 2020 Remuneration Report.

Westpac values shareholder feedback and, while the vote on this Item is non-binding (in accordance with the Corporations Act), the Board will take the outcome of the vote into account when considering future remuneration policies.

A voting exclusion applies to this Item, as set out earlier in this Notice of Meeting.

The Board unanimously recommends shareholders vote in favour of adopting the Remuneration Report.

The Chairman of the AGM intends to vote all available proxies in favour of this Item.

16 **WESTPAC GROUP** 2020 NOTICE OF MEETING

Item 4 Re-election and election of Directors (Recommended by the Board) Westpac seeks to maintain a high-quality Board with the skills and experience to represent shareholders in understanding the complexities of a modern financial services environment. A skills matrix which is included in Westpac’s 2020 Corporate Governance Statement and available on Westpac’s website at www.westpac. com.au/about-westpac/westpac-group/ corporate-governance/corporate-governance-overview sets out the skills of the Board. This matrix highlights that the current Board has the necessary skills and experience to be Directors of your company. The Board undertakes ongoing self-assessment as well as commissioning an annual performance review by an independent consultant. This self-assessment and review further informs the Board Nominations & Governance Committee and the Board on the current and future composition of the Board. Following consideration of the mix of skills, experience, expertise, diversity, independence and other qualities of the Directors, the Board (with the exception of each Director in relation to his or her own election or re-election) has recommended the election or re-election of each Non-executive Director below. All Non-executive Directors standing for election or re-election will address the meeting. WESTPAC GROUP 2020 NOTICE OF MEETING 17 Ms Catriona (Alison) Deans is retiring from the Board in accordance with the Constitution and is not seeking re-election. Mr Peter Nash is retiring by rotation at this meeting in accordance with the Constitution and is offering himself for re-election. Mr John McFarlane joined the Board on 17 February 2020 and became Chairman on 1 April 2020 and is offering himself for election. Mr Christopher (Chris) Lynch joined the Board on 1 September 2020 and Mr Michael Hawker will join the Board on 1 December 2020 and each are offering themselves for election.

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES



(a) Peter Nash

BCom, FCA, F Fin.
Independent Non-executive Director since March 2018.

Mr Nash was formerly a Senior Partner with KPMG until September 2017, having been admitted to the partnership of KPMG Australia in 1993. Mr Nash most recently served as the National Chairman of KPMG Australia from 2011 until August 2017, where he was responsible for the overall governance and strategic positioning of KPMG in Australia. In this role, Mr Nash also served as a member of KPMG's Global and Regional Boards. Mr Nash's previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia, and head of KPMG Financial Services.

Mr Nash is a Non-executive Director of ASX Limited and Mirvac Group and Chairman of Johns Lyng Group Limited. He is also on the Board of non for profit organisations Reconciliation Australia, Koorie Heritage Trust and Golf Australia.

Mr Nash has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change and brings extensive business and audit experience to the Board. Mr Nash has also provided both financial and commercial advice to many Government businesses at both a Federal and State level. Mr Nash is a former member of the Business Council of Australia and its Economic and Regulatory Committee.

Mr Nash does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Nash does not have a relationship with any other Director.

Mr Nash is the Chairman of the Board Audit and Board Legal, Regulatory & Compliance Committees. He is also a member of each of the Board Risk and Board Nominations & Governance Committees.

The Board considers Mr Nash to be an independent director.

The Board (other than Mr Nash) unanimously recommends shareholders vote in favour of the re-election of Mr Nash to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Item.



(b) John McFarlane

MA. MBA.
Independent Non-executive Director since February 2020 and Chairman since April 2020.

Mr McFarlane was formerly Chairman of Barclays plc, Aviva plc and FirstGroup plc, and Chairman of The City UK. Mr McFarlane was also a Non-executive Director of Westfield Group/Westfield Corporation, The Royal Bank of Scotland Group, Capital Radio and was a council member of The London Stock Exchange.

Mr McFarlane served as Chief Executive Officer of Australia and New Zealand Banking Group Limited (ANZ) from 1997 to 2007, and as Group Executive Director at Standard Chartered. Mr McFarlane also held senior positions at Citicorp including as Managing Director of Citicorp Investment Bank Ltd and Head of Citicorp and Citibank in the UK and Ireland, and earlier to that Ford Motor Co.

Mr McFarlane is a senior figure in global banking and financial services and has over 45 years of experience in the sector. Mr McFarlane brings considerable leadership and deep global banking experience to the Board.

Mr McFarlane does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr McFarlane does not have a relationship with any other Director. Westpac has satisfactorily undertaken checks into Mr McFarlane's background and experience, including as required under the Banking Executive Accountability Regime and Prudential Standard CPS 520.

Mr McFarlane is Chairman of the Board Nominations & Governance Committee.

The Board considers Mr McFarlane to be an independent director.

The Board (other than Mr McFarlane) unanimously recommends shareholders vote in favour of the election of Mr McFarlane to the Board.

The Chairman of the AGM intends to vote all available proxies in favour of this Item.

18 WESTPAC GROUP 2020 NOTICE OF MEETING

(c) Chris Lynch BCom, MBA, FCPA. Independent Non-executive Director since September 2020. Mr Lynch was formerly the Global Chief Financial Officer of Rio Tinto, based in London from 2013 to 2018 and was a Non-executive Director of Rio Tinto from 2011 to February 2013 and then an Executive Director from March 2013 until September 2018. Mr Lynch was the Chief Executive Officer of Transurban Group, an international toll road developer and manager with interests in Australia and North America from 2008 to 2012. Mr Lynch's executive career also included seven years at BHP Billiton where he was Chief Financial Officer and then Executive Director and Group President – Carbon Steel Materials. Prior to this, Mr Lynch spent 20 years with Alcoa Inc. where he held a number of executive positions, including Vice-President and Chief Information Officer based in Pittsburgh, USA and Chief Financial Officer of Alcoa Europe in Switzerland. He was also managing director of KAAL Australia Limited, a joint venture company formed by Alcoa and Kobe Steel. Mr Lynch was formerly a Commissioner of the Australian Football League from 2008 until 2014. Mr Lynch was recently appointed as the Chairman of the National Water Grid Authority Advisory Board. Mr Lynch has significant experience in mineral resources and infrastructure, having spent over 30 years working in these fields globally. With extensive listed company experience across a variety of leadership roles, Mr Lynch brings deep operational and financial expertise to the Board. Mr Lynch does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Lynch does not have a relationship with any other Director. Westpac has satisfactorily undertaken checks into Mr Lynch’s background and experience, including as required under the Banking Executive Accountability Regime and Prudential Standard CPS 520. Mr Lynch is a member of the Board Audit and Board Risk Committees. The Board considers Mr Lynch to be an independent director. (d) Michael Hawker AM BSc. Independent Non-executive Director from December 2020. Prior to his career as a non-executive director, Mr Hawker was Chief Executive Officer and Managing Director of Insurance Australia Group, Group Executive of Business and Consumer Banking and General Manager, Financial Markets at Westpac and Deputy Managing Director of Citibank Australia and Executive Director of Citibank International in Europe. Mr Hawker was recently a Non-executive Director of Macquarie Bank Limited and Macquarie Group Limited. Mr Hawker was formerly a Non-executive Director of Aviva plc, President of the Insurance Council of Australia, Chairman of the Australian Financial Markets Association, Chairman of The George Institute for Global Health, a board member of the Geneva Association and a member of the Financial Sector Advisory Council. Mr Hawker is currently a Non-executive Director of the BUPA Global Board (UK) and the Deputy Chairman of BUPA ANZ Group. He is the Lead Independent Director of Washington H. Soul Pattinson and Company Ltd and a Non-executive Director of the Museum of Contemporary Art Australia. He was made a Member of the Order of Australia for services to the community in 2010. Mr Hawker brings substantial experience and knowledge of the financial services industry to the Board with over 35 years of executive and non-executive director experience in regulated entities in Australia and internationally. Mr Hawker does not have a relationship with Westpac, other than as a Director, as a customer and as a shareholder. Mr Hawker does not have a relationship with any other Director. Westpac has satisfactorily undertaken checks into Mr Hawker’s background and experience as required under the Banking Executive Accountability Regime and Prudential Standard CPS 520. Mr Hawker is a member of the Board Legal, Regulatory & Compliance and Board Technology Committees. The Board considers Mr Hawker to be an independent director. recommends shareholders vote in favour of the proxies in favour of this Item. WESTPAC GROUP 2020 NOTICE OF MEETING 19 The Board (other than Mr Hawker) unanimously election of Mr Hawker to the Board. The Chairman of the AGM intends to vote all available The Board (other than Mr Lynch) unanimously recommends shareholders vote in favour of the election of Mr Lynch to the Board. The Chairman of the AGM intends to vote all available proxies in favour of this Item.

MESSAGE FROM THE CHAIRMAN | PARTICIPATING IN THE AGM | NOTICE OF 2020 AGM | IMPORTANT VOTING INFORMATION | EXPLANATORY NOTES

Explanatory Notes (continued)

Item 5
Election of a director **(not recommended by the Board)**

Westpac has received self-nominations from Mr Noel Davis and Mr Paul Whitehead for election as Non-executive Directors (Candidates).

The biographical information in relation to Mr Davis and Mr Whitehead is based on the information provided by each of them in relation to their self-nomination and has not been verified by Westpac.

The Board Nominations & Governance Committee has considered the skills presented by each of Mr Davis and Mr Whitehead in the context of the challenges and opportunities facing the Westpac Group, the current skills matrix and the extent of each of Mr Davis' and Mr Whitehead's experience in director and/ or senior positions of large companies with equivalent complexity to that of the Westpac Group. Having regard to these matters, the Board has determined not to endorse their appointment.

Westpac has also satisfactorily undertaken checks into each of the Candidate's background and experience as required under the Banking Executive Accountability Regime and Prudential Standard CPS 520.

Either of these Candidates, if elected, would need to be registered with APRA as an accountable person under the Banking Executive Accountability Regime in the *Banking Act 1959* (Cth). Westpac will apply for their registration as accountable persons if they are elected and their appointment as a Non-executive Director would take effect once registration has occurred.



(a) Mr Noel Davis

LLB AAII

Mr Davis is a barrister specialising in financial services, superannuation, insurance and taxation. Mr Davis was admitted to practice as a barrister in 1976 and commenced practice in 1979 after being employed by financial services companies.

Mr Davis has advised on financial services for 40 years. He has advised most of the large financial services companies and, in some instances, their boards, including in their dealings with the regulators.

Mr Davis was formerly a partner at Hunt & Hunt and Clayton Utz law firms and was a consultant at King & Wood Mallesons. Mr Davis was a former director of Count Financial Limited, Trust Company Superannuation Services Pty Ltd, Pillar Administration and the Association of Superannuation Funds of Australia. Mr Davis was also the Chairman of the board risk and compliance committees for each of Count, Trust Company and Pillar companies when he was a director of the companies. Mr Davis was also a member of the Superannuation Complaints Tribunal for 14 years making decisions on disputes.

Mr Davis served on industry committees and has been involved in the development of financial services legislation and dispute resolution arrangements.

20 WESTPAC GROUP 2020 NOTICE OF MEETING

Mr Davis has stated that he considers that this experience, including as a director of three smaller financial services companies, means he is familiar with the challenges that financial services companies face, particularly in governance, risk and compliance matters and is experienced in working with management to detect significant risk and compliance issues and make the board aware of them. Mr Davis is also an author of many published articles and texts including The Law of Superannuation in Australia, a current loose-leaf publication and consultant editor of the Australian Superannuation Law Bulletin. Mr Davis also holds the Super Review lifetime achievement award for service to the superannuation industry and a distinguished service award from the Association of Superannuation Funds of Australia. (b) Mr Paul Whitehead Dip. Tech (Civil Engineering) Mr Whitehead has worked for government, private and international corporations in Sydney, Canberra, Indonesia, Brisbane, Japan, Perth, Adelaide and Melbourne. Mr Whitehead established WWW Projects Pty Ltd in 1997 based from Melbourne and has also worked and lived in New Zealand, the United Arab Emirates and Qatar. Mr Whitehead manages very large value projects of up to billions in contract value, contract negotiations and cost management to return to his employer’s budget or better than expected profits. Mr Whitehead has always worked as an engineer and has no banking employment experience. Mr Whitehead states that if elected he will truly be independent as he is not preconditioned to financial practices and will feel free to challenge modes of thinking and operations to achieve ethical shareholder value. Mr Whitehead was previously a fellow of the Australian Institute of Company Directors and the Institution of Engineers, Australia. Mr Whitehead does not have a relationship with Westpac, other than as a customer and as a shareholder. Mr Whitehead does not have a relationship with any other Director. If Mr Whitehead is elected as a Non-executive Director, the Board considers Mr Whitehead to be independent. Mr Davis states that he has nominated himself for a position as a Non-executive Director of Westpac as he believes shareholders should have a choice as to who to vote for rather than the Board consisting of directors chosen, in effect, by existing directors. Mr Davis also believes he can contribute to the Board and represent the interests of members by: 1. as part of general oversight, advocating that risk and compliance issues, that could have a significant effect on the company and its shareholders, come before the Board expeditiously; and 2. scrutinising what in his view is excessive executive remuneration within banks. In particular the financial effect of recent events and the huge fine imposed on Westpac has been borne largely by shareholders in the form of reduced profits, rather than by management. Mr Davis believes that this imbalance needs to be addressed. Mr Davis does not have a relationship with Westpac, other than as a customer and as a shareholder. Mr Davis does not have a relationship with any other Director. If Mr Davis is elected as a Non-executive Director, the Board considers Mr Davis to be independent. WESTPAC GROUP 2020 NOTICE OF MEETING 21 The Board does not support the election of Mr Davis and unanimously recommends shareholders vote against this Item. The Chairman of the AGM intends to vote all available proxies against this Item. The Board does not support the election of Mr Whitehead and unanimously recommends shareholders vote against this Item. The Chairman of the AGM intends to vote all available proxies against this Item.

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